Exhibit 99.1

Gleacher & Company Names John Griff Chief Operating Officer

NEW YORK, Jul 07, 2011 (BUSINESS WIRE) — Gleacher & Company, Inc. (Nasdaq: GLCH) today announced that John Griff has been appointed Chief Operating Officer of the Company. He will join the Company effective July 18, 2011.

The Company also announced that Jeffrey Kugler, the Company’s Chief Financial Officer since March 2010, has decided to leave the Company effective August 15, 2011 to pursue other interests.

Mr. Griff brings over 30 years of experience in the financial services industry, including leadership roles in investment banking, fixed income and asset management. He has helped create successful businesses at both bulge bracket investment banks and boutique firms.

“We are excited to have John on the team,” said Thomas Hughes, Chief Executive Officer of Gleacher & Company. “John has a proven track record of building and driving success across numerous business units. His skills and leadership will be great assets for Gleacher & Company and our clients.”

Most recently, Mr. Griff served as Strategic Advisor to Mr. Hughes when Mr. Hughes served as CEO of LNR Property Corporation. At LNR Property Corporation, Mr. Griff also sub-advised the LNR European commercial real estate fund. Previously, he served as President of Putnam Lovell NBF, a boutique investment bank focused on the Financial Services sector, CEO of HSBC Securities USA, and Co-Head of HSBC’s Global Fixed Income Group. He also held leadership positions at NationsBanc Capital Markets, Lehman Brothers, and Merrill Lynch. Mr. Griff holds a BS degree from Fordham University.

“I am looking forward to joining Gleacher & Company as the firm continues to build a premier financial services practice,” Mr. Griff said. “I’ve known Tom Hughes for many years and share his vision for building a firm that provides a high level of service to clients and value for shareholders.”

Commenting on Mr. Kugler’s pending departure, Mr. Hughes said, “I want to thank Jeff for all of his hard work and dedication to the firm since he joined as Controller in 2008. We wish him every success in his future endeavors.”

About Gleacher & Company

Gleacher & Company, Inc. (Nasdaq: GLCH) is an independent, full service investment bank that provides corporate and institutional clients with strategic, research-based investment opportunities, capital raising, and financial advisory services, including merger and acquisition, restructuring, recapitalization, and strategic alternative analysis, as well as securities brokerage services, and, through a new subsidiary, engages in residential mortgage lending. For more information, please visit http://www.gleacher.com.

Forward Looking Statements

This press release contains “forward-looking statements.” These statements are not historical facts but instead represent the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. The Company’s forward-looking statements are subject to various risks and uncertainties, including the conditions of the securities markets, generally, and demand for the Company’s services within those markets and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in its forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. The Company does not undertake to update any of its forward-looking statements.

SOURCE: Gleacher & Company, Inc.

Investor:

Gleacher & Company, Inc.

Thomas Hughes, 212-273-7100

Chief Executive Officer

or

Media:

Halldin Public Relations

Sofia Gutierrez, 916-781-0648